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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-27523 of Pueblo Xtra International, Inc. and subsidiaries (the "Company") on form S-4 of our reports dated April 3, 1997 appearing in the Prospectus, which is part of this Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the restatement of the 1997 and 1996 consolidated financial statements to correct the application of an accounting policy), and to the incorporation by reference in this Registration Statement of our report dated April 3, 1997 relating to the financial statement schedules appearing in the Company's Annual Report on Form 10-K/A for the year ended January 25, 1997.

We also consent to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE

Miami, Florida
July 22, 1997